EXHIBIT 23.1





CONSENT OF INDEPENDENT ACCOUNTANTS

We hearby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 7, 1998 relating to the financial statements and financial statement schedules of Quixote Corporation, which appear in Quixote Corporation's Annual Report on Form 10-K for the year ended June 30, 1998.




/s/PricewaterhouseCoopers, LLP

Chicago, Illinois
June 29, 1999